                                                                    Exhibit 10.2


                                                             EXECUTION COPY (V5)
                                                                            JDOA

                                            ***TEXT OMITTED AND FILED SEPARATELY
                                                CONFIDENTIAL TREATMENT REQUESTED
                                          UNDER 17 C.F.R. SECTIONS 200.80(B)(4),
                                                            200.83 AND 240.24B-2

                                                                    29 June 2001


            SUBSCRIPTION, JOINT DEVELOPMENT AND OPERATING AGREEMENT



                            ELAN CORPORATION, PLC.



                       ELAN INTERNATIONAL SERVICES, LTD.



                               SAFESCIENCE, INC.



                                      AND



                            SAFESCIENCE NEWCO, LTD.

                                     INDEX
                                     -----

CLAUSE 1   DEFINITIONS

CLAUSE 2   BUSINESS

CLAUSE 3   REPRESENTATIONS AND WARRANTIES

CLAUSE 4   AUTHORIZATION AND CLOSING

CLAUSE 5   DIRECTORS; STEERING COMMITTEE

CLAUSE 6   THE BUSINESS PLAN AND REVIEWS

CLAUSE 7   RESEARCH AND DEVELOPMENT

CLAUSE 8   COMMERCIALIZATION

CLAUSE 9   OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS

CLAUSE 10  INTELLECTUAL PROPERTY RIGHTS

CLAUSE 11  CROSS LICENSING/EXPLOITATION OF NEWCO INTELLECTUAL PROPERTY OUTSIDE
           THE FIELD

CLAUSE 12  REGULATORY MATTERS/CLINICAL TRIALS

CLAUSE 13  MANUFACTURING

CLAUSE 14  TECHNICAL SERVICES AND ASSISTANCE

CLAUSE 15  AUDITORS, BANKERS, ACCOUNTING REFERENCE DATE; SECRETARY

CLAUSES 16 TRANSFER OF SHARES; RIGHTS OF FIRST OFFER; TAG ALONG RIGHTS

CLAUSE 17  MATTERS REQUIRING SHAREHOLDERS' APPROVAL

CLAUSE 18  DISPUTES

CLAUSE 19  TERMINATION

CLAUSE 20  SHARE RIGHTS

CLAUSE 21  CONFIDENTIALITY

CLAUSE 22  COSTS

CLAUSE 23  GENERAL

THIS SUBSCRIPTION, JOINT DEVELOPMENT AND OPERATING AGREEMENT dated 29 June 2001 and effective as of the Closing Date (as defined below)

BETWEEN:

(1) ELAN CORPORATION, PLC., a public limited company incorporated under the laws of Ireland, and having its registered office at Lincoln House, Lincoln Place, Dublin 2, Ireland;

(2) ELAN INTERNATIONAL SERVICES, LTD., a Bermuda exempted limited liability company incorporated under the laws of Bermuda, and having its registered office at Clarendon House, 2 Church St., Hamilton, Bermuda ("EIS");

(3) SAFESCIENCE, INC. a corporation duly incorporated and validly existing under the laws of the State of Nevada and having its principal place of business at Park Square Building, 31 St. James Avenue, 8th Floor, Boston, Massachusetts 02116, United States of America; and

(4) SAFESCIENCE NEWCO, LTD. a Bermuda exempted limited liability company incorporated under the laws of Bermuda, and having its registered office at Clarendon House, 2 Church St., Hamilton, Bermuda ("Newco").


RECITALS:

A. Newco desires to issue and sell to SafeScience, and SafeScience desires to purchase from Newco, for aggregate consideration of $7,500,000, 6,000 Newco's common Shares, par value $1.00 per share (the "Common Shares").

     Additionally, Newco desires to issue and sell to the Shareholders (as defined below), and the Shareholders desire to purchase from Newco, for aggregate consideration of $7,500,000 apportioned between them as set forth herein, 6,000 Newco's preference Shares, par value $1.00 per share (the "Preference Shares"), allocated 3,612 Shares to SafeScience for aggregate consideration of $4,515,000 and 2,388 Shares to EIS for aggregate consideration of $2,985,000.

B. As of the Closing Date, Elan Corp, has entered into the Elan License Agreement, and SafeScience has entered into the SafeScience License Agreement, in connection with the license to Newco of the Elan Intellectual Property and the SafeScience Intellectual Property, respectively (each as defined below).

C. Elan and SafeScience have agreed to co-operate in the research and development of the Products (as defined below) based on their respective technologies.

D. Elan and SafeScience have agreed to enter into this Agreement for the purpose of recording the terms and conditions regulating their relationship with each other, with respect to the Licensed Technologies, and with Newco.


NOW IT IS HEREBY AGREED AS FOLLOWS:

                                   CLAUSE 1

                                  DEFINITIONS

1.1 In this Agreement, the following terms shall, where not inconsistent with the context, have the following meanings respectively:

     "Affiliate" shall mean any corporation or entity controlling, controlled by or under the common control of Elan or SafeScience or any third party, as the case may be, excluding, in the case of Elan, an Elan JV. For the purpose of this definition, (i)"control" shall mean direct or indirect ownership of [...***...] or more of the stock or shares entitled to vote for the election of directors; and (ii) Newco shall not be an Affiliate of Elan, Elan Corp, or EIS, nor shall Elan, Elan Corp, or EIS be an Affiliate of Newco.

     "Agreement" shall mean this agreement (which expression shall be deemed to include the Recitals and the Schedules hereto).

     "Board" shall mean the board of directors of Newco.

     "Business" shall mean the business specified in the Business Plan.

     "Business Plan" shall mean the business plan and program of development to be agreed by Elan and SafeScience pursuant to Clause 6, with respect to the research and development of the Products that shall contain, among other things, to the extent practicable, the research and development objectives, desired Product specifications, clinical indications, preliminary clinical trial designs (Phase I/II), development timelines, budgeted costs and the relative responsibilities of SafeScience and Elan as it relates to the implementation of the R&D Plan.

     "Certificate of Designations" shall mean that certain certificate of designations, preferences and rights of Series A, B, and C Shares of SafeScience issued on the Closing Date.

     "Closing Date" shall mean the Initial Closing Date.

     "Common Share Equivalents" shall mean any options, warrants, rights or any other securities convertible, exercisable or exchangeable, in whole or in part, for or into Common Shares.

     "Compounds" shall mean SafeScience's human therapeutic drug GBC-590, the structure of which is described in Schedule 1, such derivatives or analogs thereof, or other compounds which are approved in writing by the Steering Committee, in accordance with Clause 2.4 hereof.

     "Definitive Documents" shall mean this Agreement, the Elan License Agreement, the SafeScience License Agreement, the SafeScience Securities Purchase Agreement, the Registration Rights Agreements, the Certificate of Designations and associated documentation of even date herewith, by and between SafeScience, Elan, EIS and Newco, as applicable.

     "Development Funding" shall have the meaning set forth in Clause 6.

     "Directors" shall mean, at any time, the directors of Newco.

     "EIS Director" shall have the meaning set forth in Clause 5.

     "EIS Exchange Right" has the meaning assigned to such term in the Certificate of Designations in effect on the Closing Date.

     "EIS/Newco Option" shall have the meaning set forth in Clause 8.

     "Elan" shall mean Affiliates and subsidiaries of Elan Corp within the division of Elan Corp carrying on business as Elan Pharmaceutical Technologies. For the avoidance of doubt, "Elan" shall exclude the Excluded Entities.

     "Elan Improvements" has the meaning assigned thereto in the Elan License Agreement.

     "Elan Intellectual Property" has the meaning assigned thereto in the Elan License Agreement.

     "Elan JV" shall mean an entity that Elan and a third party (i) establish or have established, (ii) take shareholdings in or have a right to take shareholdings in, and (iii) grant certain licenses in and to certain intellectual property rights for the purpose of implementing a strategic alliance.

     "Elan License Agreement" shall mean the license agreement between Elan and Newco, of even date herewith, attached hereto in Schedule 1.

     "Encumbrance" shall mean any liens, charges, encumbrances, equities, claims, options, proxies, pledges, security interests, or other similar rights of any nature.

     "EPIL" shall mean Elan Pharma International Limited, a private limited company incorporated under the laws of Ireland.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Excluded Entities" shall mean The Liposome Company, Inc. and its subsidiaries; Axogen Limited; Neuralab Limited; Dura Pharmaceuticals, Inc. and its subsidiaries; and Affiliates (present or future) of Elan Corp within the division of Elan Corp carrying on business as Elan Pharmaceuticals which incorporates, inter alia, Elan Pharma International, Ltd. (only to the extent that it is the owner of patents, know-how or other intellectual property or technology invented and/or developed within the division of Elan Corp carrying on business as Elan Pharmaceuticals), Athena Neurosciences, Inc., Elan Pharmaceuticals, Inc. and Elan Europe Limited.

     "FDA" shall mean the United States Food and Drug Administration or any other successor agency in the USA.

     "Field" shall mean the prevention and treatment of oncology indications in humans.

     "Financial Year" shall mean each year commencing on January 1 (or in the case of the first Financial Year, the Closing Date) and expiring on December 31 of each year.

     "Fully Diluted Common Shares" shall mean all of the issued and outstanding Common Shares of the Shareholders, assuming the conversion, exercise or exchange of all outstanding Common Share Equivalents.

     "Initial Formulation" shall have the meaning as such term is defined in Clause 2.3.

     "Initial Closing Date" shall have the meaning as such term is defined in
     Section 1(a) of the SafeScience Securities Purchase Agreement.

     "Initial Indication" shall have the meaning as such term is defined in Clause 2.3.

     "Initial Mode of Administration" shall have the meaning as such term is defined in Clause 2.3.

     "License Agreements" shall mean the Elan License Agreement and the SafeScience License Agreement.

     "Licensed Technologies" shall mean, collectively, the Elan Intellectual Property and the SafeScience Intellectual Property.

     "Newco Intellectual Property" shall mean all rights to patents, know-how and other intellectual property arising out of the conduct of the Project by any person, including any technology acquired by Newco from a third party that does not constitute Elan Intellectual Property or SafeScience Intellectual Property.

     For the avoidance of doubt (i) any preclinical and clinical data and/or toxicity, stability and pharmacological data generated pursuant to the Project shall constitute Newco Intellectual Property; and (ii) any patent application filed by Newco, or by Elan or SafeScience on behalf of Newco, and any patent issued pursuant thereto, covering a Product shall constitute Newco Intellectual Property.

     "Newco Bye-Laws" shall mean the Memorandum of Association and Bye-Laws of Newco.

     "Participant" shall mean SafeScience or Elan, as the case may be, and "Participants" shall mean both of the Participants together.

     "Party" shall mean Elan, SafeScience, or Newco, as the case may be, and "Parties" shall mean all such parties together.

     "Person" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental entity or authority or other entity of whatever nature.

     "Permitted Transferee" shall mean any Affiliate or subsidiary of Elan, EIS, or SafeScience, to whom this Agreement may be assigned, in whole or in part, pursuant to the terms hereof or in the case of Elan, EIS, a special purpose financing entity created by Elan or EIS.

     "Product" shall mean the Initial Formulation and Initial Mode of Administration of the Compound in the Field, and such other formulations and modes of administration of the Compound as may be agreed to by the Steering Committee in accordance with Clause 2.4.

     "Project" shall mean all activity as undertaken by or on behalf of Newco in order to develop the Products in accordance with the Business Plan.

     "Registration Rights Agreements" shall mean the Registration Rights Agreements of even date herewith relating to Newco and SafeScience, respectively.

     "Regulatory Application" shall mean any regulatory application or any other application for marketing approval for a Product, which Newco will file in any country of the Territory, including any supplements or amendments thereto.

     "Regulatory Approval" shall mean the final approval to market a Product in any country of the Territory, and any other approval which is required to launch the Product in the normal course of business.

     "RHA" shall mean any relevant government health authority (or successor agency thereof) in any country of the Territory whose approval is necessary to market a Product in the relevant country of the Territory.

     "R&D Plan" shall mean the program of work, including the budget, agreed by the Steering Committee as part of the Business Plan that relates to the formulation, biopharmaceutical and Phase II clinical development of the Products and such further research and development work as may be agreed by the Steering Committee from time to time.

     "R&D Program(s)" shall mean any research and development program(s) commenced by Newco pursuant to the Project.

     "R&D Term" shall mean the period beginning on the Closing Date and ending on the date which is second anniversary thereof.

     "SafeScience" shall mean SafeScience, Inc., a Nevada corporation and its Affiliates.

     "SafeScience Directors" has the meaning set forth in Clause 5.

     "SafeScience Improvements" has the meaning assigned thereto in the SafeScience License Agreement.

     "SafeScience Intellectual Property" has the meaning assigned thereto in the SafeScience License Agreement.

     "SafeScience License Agreement" shall mean the license agreement between SafeScience and Newco, of even date herewith, attached hereto in Schedule 2.

     "SafeScience Securities Purchase Agreement" shall mean that certain securities purchase agreement, dated June 22, 2001, by and between SafeScience and EIS.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Shares" shall mean the Common Shares and Preference Shares of Newco.

     "Shareholder" shall mean any of EIS, SafeScience, any Permitted Transferee, or any other Person who subsequently becomes bound by this Agreement as a holder of the Shares, and "Shareholders" shall mean all of the Shareholders together.

     "Technological Competitor of Elan" shall have the meaning as such term is defined in the Elan License Agreement.

     "Term" shall mean the term of this Agreement.

     "Territory" shall mean all of the countries of the world.

     "United States Dollar" and "US$" and "$" shall mean the lawful currency of the United States of America.

1.2 In addition, the following definitions have the meanings in the Clauses corresponding thereto, as set forth below.


     Definition                          Clause

     "AAA"                                  18.4
     "Alternative Compound"                  2.4
     "Alternative Indication"                2.4
     "Buyout Option"                        19.4
     "Closing"                               4.2
     "Common Shares"                     Recital
     "Confidential Information"             21.1
     "Co-sale Notice"                       16.4
     "Expert"                               18.3
     "Initial Formulation"                   2.3
     "Initial Indication"                    2.3
     "Initial Mode of Administration"        2.3
     "Notice of Exercise"                   16.3
     "Notice of Intention"                  16.3
     "Offered Shares"                       16.3
     "Offer Price"                          16.3
     "Preference Shares"                 Recital
     "Proposing Participant"                19.4
     "Proposing Participant Price:          19.6
     "Purchase Price"                       19.6
     "Recipient Participant"                19.4
     "Recipient Participant Price"          19.6
     "Remaining Shareholders"               16.4
     "Relevant Event"                       19.2
     "Selling Shareholder"                  16.3
     "Steering Committee"                  5.2.1
     "Tag-Along Right"                      16.4
     "Transaction Proposal"                 16.3
     "Transfer"                             16.1
     "Transferee Terms"                     16.4
     "Transferring Shareholder"             16.4


1.3  Words importing the singular shall include the plural and vice versa.

1.4 Unless the context otherwise requires, reference to a recital, article, paragraph, provision, clause or schedule is to a recital, article, paragraph, provision, clause or schedule of or to this Agreement.

1.5 Reference to a statute or statutory provision includes a reference to it as from time to time amended, extended or re-enacted.

1.6 The headings in this Agreement are inserted for convenience only and do not affect its construction.

1.7 Unless the context or subject otherwise requires, references to words in one gender include references to the other genders.

1.8 Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Definitive Documents, if defined therein.


                                   CLAUSE 2

                                   BUSINESS

2.1 The primary objective of the Agreement is to regulate the business of the development, testing and registration of Products in the Territory and to achieve such other objectives as are set forth in this Agreement. The focus of the Business will be the development of the Products using the Elan Intellectual Property, the SafeScience Intellectual Property and the Newco Intellectual Property to agreed-upon specifications and timelines.

2.2 The central management and control of Newco shall be exercised in Bermuda and shall be vested in the Directors and such Persons as they may delegate the exercise of their powers. The majority of the Board shall be resident in Bermuda. The Parties shall use their best endeavors to ensure the sole residence of Newco in Bermuda, all meetings of the Directors are held in Bermuda or other jurisdictions outside the United States, and generally to ensure that Newco is treated as resident for taxation purposes in Bermuda and Newco is liable to taxation in Bermuda and not in any other jurisdiction.

2.3 The initial formulation of the Compound shall be a [...***...] formulation ("Initial Formulation") and the initial mode of administration for the Compound shall be [...***...] (the "Initial Mode of Administration"). The Steering Committee shall use reasonable efforts to select an indication within the Field for the next phase of clinical trials for the Compound within 90 days of the Closing Date or such other period as may be agreed by SafeScience and Elan in writing (the "Initial Indication").

2.4 The Steering Committee may determine, by unanimous agreement, that any R&D Program commenced as part of the Project in respect of the Compound and/or the Initial Indication should be terminated where the Compound fails to meet agreed specifications in respect of the Initial Indication or where the R&D Program reveals scientific or technical or intellectual property issues which would have a material adverse effect on the development and commercialization of the Compound in the Field in the Territory.

     In either such event, the Steering Committee shall review in good faith the possibility of (a) undertaking clinical development for an alternative indication within the Field ("Alternative Indication") to be mutually agreed to by SafeScience and Elan or (b) in-licensing to Newco an alternative compound or alternative compounds from SafeScience, or in-licensing or acquiring the rights from one or more third parties to an alternative compound or alternative compounds ("Alternative Compound").
     The selection of an Alternative Compound and/or Alternative Indication shall have regard to the following criteria:

     2.4.1 the market potential of the Alternative Compound and the most appropriate indication within the Field in the Territory and/or the market potential of the Alternative Indication in the Territory, as the case may be, including consideration of the current and anticipated competition, as estimated by the Steering Committee;

     2.4.2 the development cost of the Alternative Compound in the Field and/or the Alternative Indication in the Territory, as estimated by the Steering Committee;

     2.4.3 the results of regulatory and intellectual property due diligence primarily focused on determining whether there are any regulatory or intellectual property issues which might impact the development and marketing of the Alternative Compound and/or the Alternative Indication in the Field in the Territory; and

     2.4.4 whether the Alternative Compound and/or Alternative Indication is subject to contractual obligations of Elan or SafeScience existing at the date of nomination, which would restrict the conduct by Newco of an R&D Program in the Field in the Territory or the ability of Newco to commercialize the Alternative Compound in the Field in the Territory and/or the Alternative Indication in the Territory.

     If the Steering Committee should agree to (i) in-license to Newco an Alternative Compound from SafeScience or from a third party; and/or (ii) select an Alternative Indication, the Parties shall agree upon the mode of administration for the relevant Alternative Compound and/or Alternative Indication and discuss in good faith whether any amendments are required to the Definitive Documents as a result of such approval.

     The Steering Committee shall prioritize the R&D Programs with respect to the Compounds approved hereunder.

2.5 If EIS and SafeScience determine, in their respective sole discretion, that the Initial Formulation and the Initial Mode of Administration together with (i) the Compound or Alternative Compound; and (ii) the Initial Indication or Alternative Indication, has successfully completed Phase II/III clinical trials and has otherwise demonstrated adequate efficacy, then upon the unanimous vote of the Steering Committee, Newco shall commence development of an appropriate oral formulation for the Compound with respect to such indication within the Field, selected and approved by the Steering Committee.

                                  [...***...]




                                   CLAUSE 3

                        REPRESENTATIONS AND WARRANTIES

3.1  Representations and Warranties of Newco: Newco hereby represents and
     ---------------------------------------
     warrants to each of the Shareholders as follows, as of the Closing Date:

     3.1.1  Organization:  Newco is an exempted company duly organized, validly
            -------------
            existing under the laws of Bermuda, and has all the requisite corporate power and authority to own and lease its properties, to carry on its business as presently conducted and as proposed to be conducted.

     3.1.2  Capitalization:  The authorized capital Shares of Newco consists of
            ---------------
            6,000 Common Shares and 6,000 Preference Shares. Prior to the Closing Date, no shares of capital stock of Newco have been issued.

     3.1.3  Authorization:  The execution, delivery and performance by Newco of
            --------------
            this Agreement, including the issuance of the Shares, have been duly authorized by all requisite corporate actions; this Agreement has been duly executed and delivered by Newco and is the valid and binding obligation of Newco, enforceable against Newco in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization and other laws of general application affecting the enforcement of creditors' rights generally, and except as enforcement of rights to indemnity and contribution hereunder may be limited by United States federal or state securities laws or principles of public policy. The Shares, when issued as contemplated hereby, will be validly issued and outstanding, fully paid and non-assessable and not subject to pre-emptive or any other similar rights of the Shareholders or others.

     3.1.4  No Conflicts:  The execution, delivery and performance by Newco of
            ------------
            this Agreement, the issuance, sale and delivery of the Shares, and compliance with the provisions hereof by Newco, will not:

            (i) violate any provision of applicable law, statute, rule or regulation applicable to Newco or any ruling, writ, injunction, order, judgment or decree of any court, arbitrator, administrative agency or other governmental body applicable to Newco or any of its properties or assets;

            (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under the Newco Bye-Laws or any material contract to which Newco is a party, except where such violation, conflict or breach would not, individually or in the aggregate, have a material adverse effect on Newco; or

            (iii) result in the creation of, any Encumbrance upon any of the properties or assets of Newco.

     3.1.5  Approvals:  No permit, authorization, consent or approval of or by,
            ---------
            or any notification of or filing with, any Person is required in connection with the execution, delivery or performance of this Agreement by Newco. Newco has full authority to conduct its business as contemplated in the Business Plan and the Definitive Documents.

     3.1.6  Disclosure:  This Agreement does not contain any untrue statement
            -----------
            of a material fact or omit to state any material fact necessary to make the statements contained herein not misleading. Newco is not aware of any material contingency, event or circumstance relating to its business or prospects, which could have a material adverse effect thereon, in order for the disclosure herein relating to Newco not to be misleading in any material respect.

     3.1.7  No Business; No Liabilities: Newco has not conducted any business or
            ----------------------------
            incurred any liabilities or obligations prior to the Closing Date, except solely in connection with its organization and formation.

3.2  Representations and Warranties of the Shareholders:  Each of the
     ---------------------------------------------------
     Shareholders hereby severally but not jointly represents and warrants to Newco as follows, as of the Closing Date:

     3.2.1  Organization:  Such Shareholder is a corporation duly organized and
            ------------
            validly existing under the laws of its jurisdiction of organization and has all the requisite corporate power and authority to own and lease its respective properties, to carry on its respective business as presently conducted and to carry out the transactions contemplated hereby.

     3.2.2  Authority:  Such Shareholder has full legal right, power and
            ----------
            authority to enter into this Agreement and to perform its obligations hereunder, which have been duly authorized by all requisite corporate action. This Agreement is the valid and binding obligation of such Shareholder, enforceable against it in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization and other laws of general application affecting the enforcement of creditors' rights generally, and except as enforcement of rights to indemnity and contribution hereunder may be limited by United States federal or state securities laws or principles of public policy.

     3.2.3  No Conflicts:  The execution, delivery and performance by such
            ------------
            Shareholder of this Agreement, purchase of the Shares, and compliance with the provisions hereof by such Shareholder will not:

            (i) violate any provision of applicable law, statute, rule or regulation known by and applicable to such Shareholder or any ruling, writ, injunction, order, judgment or decree of any court, arbitrator, administrative agency or other governmental body applicable to such Shareholder or any of its properties or assets;

            (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under the charter or organizational documents of such Shareholder or any material contract to which such Shareholder is a party, except where such violation, conflict or breach would not, individually or in the aggregate, have a material adverse effect on such Shareholder; or

            (iii) result in the creation of, any Encumbrance upon any of the properties or assets of such Shareholder.

     3.2.4  Approvals:  No permit, authorization, consent or approval of or by,
            ----------
            or any notification of or filing with, any Person is required in connection with the execution, delivery or performance of this Agreement by such Shareholder, other than the consent of Wayne State University and the Barbara Ann Karmanos Cancer Institute, which SafeScience hereby represents and warrants has been granted as of the Closing Date.

     3.2.5  Investment Representations:  Such Shareholder is sophisticated in
            --------------------------
            transactions of this type and capable of evaluating the merits and risks of its investment in Newco. Such Shareholder has not been formed solely for the purpose of making this investment and such Shareholder is acquiring the Common Shares and Preference Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution of any part thereof. Such Shareholder understands that the Shares have not been registered under the Securities Act or applicable state and foreign securities laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and foreign securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Shareholders' representations as expressed herein. Such Shareholder understands that no public market now exists for any of the Shares and that there is no assurance that a public market will ever exist for such Shares.


                                   CLAUSE 4

                           AUTHORIZATION AND CLOSING

4.1  Newco has authorized the issuance to (i) EIS of 2,388 Preference Shares and
     (ii) SafeScience of 6,000 Common Shares and 3,612 Preference Shares, issuable as provided in Clause 4.3 hereof.

4.2 SafeScience and EIS hereby subscribe for the number of Shares set forth in Clause 4.1 and shall pay to Newco in consideration therefor, by wire transfer of immediately available funds (to a bank account established by Newco in connection with Completion) the subscription amounts each as provided in Clause 4.4.1.

4.3 The closing (the "Closing") shall take place at the offices of Reitler Brown, LLC at 800 Third Avenue, New York, New York 10022 on the Closing Date or such other places if any, as the Parties may agree and shall occur contemporaneously with the closing under the SafeScience Securities Purchase Agreement.

4.4 At the Closing, each of the Shareholders shall take or (to the extent within its powers) cause to be taken the following steps at Directors and shareholder meetings of Newco, or such other meetings, as appropriate:

     4.4.1 Newco shall issue and sell to EIS, and EIS shall purchase from Newco, upon the terms and subject to the conditions set forth herein, 2,388 Preference Shares for an aggregate purchase price of $2,985,000;

            Newco shall issue and sell to SafeScience, and SafeScience shall purchase from Newco, upon the terms and conditions set forth herein,
            (i) 6,000 Common Shares for an aggregate purchase price of $7,500,000 and (ii) 3,612 Preference Shares for an aggregate purchase price of $4,515,000;

     4.4.2 the Parties shall execute and deliver to each other, as applicable, certificates in respect of the Common Shares and Preference Shares described above and any other certificates, resolutions or documents which the Parties shall reasonably require;

     4.4.3  the adoption by Newco of Newco Bye-Laws;

     4.4.4 the appointment of Kevin Insley, Bradley J. Carver, John W. Burns, Graham Wood and Warren Cabral as Directors of Newco; and

     4.4.5 the resignation of all directors and the secretary of Newco holding office prior to the execution of this Agreement and delivery of written confirmation under seal by each Person so resigning that he has no claim or right of action against Newco and that Newco is not in any way obligated or indebted to him.

4.5  Exemption from Registration:
     ----------------------------

     The Shares will be issued under an exemption or exemptions from registration under the Securities Act. Accordingly, the certificates evidencing the Shares issued to SafeScience shall, upon issuance, contain the following legend:

     THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY SECURITIES LAWS OF A STATE OR OTHER JURISDICTION AND MAY NOT UNDER ANY CIRCUMSTANCES BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF (OTHER THAN TO AN AFFILIATE OF THE ORIGINAL HOLDER OR AS OTHERWISE PERMITTED IN THE AGREEMENT PURSUANT TO WHICH THEY WERE ISSUED) EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS, OR
     (ii) TO THE EXTENT APPLICABLE, RULE 144 UNDER THE SECURITIES ACT (OR ANY SIMILAR RULE UNDER THE SECURITIES ACT RELATING TO THE DISPOSITION OF SECURITIES) OR (III) THE CORPORATION SHALL HAVE RECEIVED AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE

     CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT
     OR APPLICABLE STATE SECURITIES LAWS.

4.6 Newco shall use reasonable efforts to file any documents that require filing with the Registrar of Companies in Bermuda within the prescribed time limits. EIS and SafeScience shall provide all reasonable cooperation to Newco in relation to the matters set forth in this Clause 4.6.

4.7 In the event that EIS exercises the EIS Exchange Right, Newco and the Participants shall, immediately upon such exercise, take all necessary steps to ensure that EIS obtains full legal right, title and interest in and to the Preference Shares covered thereby.

     The Parties acknowledge that such Shares have been pledged to EIS pursuant to the SafeScience Securities Purchase Agreement and that EIS has physical possession of such Shares. Upon exercise by EIS of the EIS Exchange Right, EIS shall be entitled to take full legal ownership of, and title to, such Shares, in accordance with the applicable provisions of the SafeScience Securities Purchase Agreement.


                                   CLAUSE 5

                         DIRECTORS; STEERING COMMITTEE

5.1  Directors:
     ---------

     5.1.1 Prior to the exercise of the EIS Exchange Right, the Board shall be composed of five Directors.

            SafeScience shall have the right to nominate four directors of Newco ("SafeScience Directors"), provided that at least two such directors shall be residents of Bermuda, and EIS shall have the right to nominate one Director of Newco ("EIS Director") which Director, save as further provided herein, shall only be entitled to 15% of the votes of the Board.

            In the event that the EIS Exchange Right is exercised by EIS within 2 years following the Closing Date, the EIS Director shall only be entitled to 15% of the votes of the Board until the expiry of 2 years from the Closing Date.

            In the event that the EIS Exchange Right is exercised by EIS at any time after two years following the Closing Date, or upon the expiry of 2 years following the Closing Date where the EIS Exchange Right has been exercised by EIS within 2 years following the Closing Date, each of

            SafeScience and EIS shall cause the Board to be reconfigured so that an equal number of Directors shall be designated by EIS and SafeScience and that each of the Directors shall have equal voting power.

     5.1.2 If EIS removes the EIS Director, or SafeScience removes any of the SafeScience Directors, EIS or SafeScience, as the case may be, shall indemnify the other Shareholder against any claim by such removed Director arising from such removal.

     5.1.3 The Directors shall meet not less than three times in each Financial Year and all Board meetings shall be held in Bermuda to the extent required pursuant to the laws of Bermuda or to ensure the sole residence of Newco in Bermuda.

     5.1.4 At any such meeting, the presence of the EIS Director and at least two of the SafeScience Directors shall be required to constitute a quorum and, subject to Clause 17 hereof, the affirmative vote of a majority of the Directors present at a meeting at which such a quorum is present shall constitute an action of the Directors. In the event of any meeting being inquorate, the meeting shall be adjourned for a period of seven days. A notice shall be sent to the EIS Director and the SafeScience Directors specifying the date, time and place where such adjourned meeting is to be held and reconvened.

     5.1.5 On the Closing Date, SafeScience may appoint one of the SafeScience Directors to be the chairman of Newco. The chairman of Newco shall hold office until the earlier of:

            (i) the first meeting of the Board following the exercise by EIS of the EIS Exchange Right, where the EIS Exchange Right has been exercised by EIS after two years following the Closing Date; or

            (ii) the first meeting of the Board following the expiry of 2 years following the Closing Date where the EIS Exchange Right has been exercised by EIS within 2 years following the Closing Date

            (in each case the "Chairman Status Board Meeting")

            After the Chairman Status Board Meeting, each of EIS and SafeScience, beginning with EIS at the Chairman Status Board Meeting, shall have the right, exercisable alternatively, of nominating one Director to be chairman of Newco for a term of one year.

            If the chairman is unable to attend any meeting of the Board held prior to the Chairman Status Board Meeting, the SafeScience Directors shall be entitled to appoint another SafeScience Director to act as chairman in his place at the meeting.

            If the chairman of Newco is unable to attend any meeting of the Board held after the Chairman Status Board Meeting, the Directors shall be entitled to appoint another Director to act as chairman of Newco in his place at the meeting.

     5.1.6 In case of an equality of votes at a meeting of the Board, the chairman of Newco shall be entitled to only one vote as any other director and shall not be entitled to a second or casting vote. In the event of continued deadlock, the Board shall resolve the deadlock pursuant to the provisions set forth in Clause 18.


5.2  Steering Committee
-----------------------

     5.2.1 Newco's board of directors shall appoint a steering committee (the "Steering Committee") to consist initially of four members, two of whom shall be nominated by EIS and two of whom shall be nominated by SafeScience, and each of whom shall be entitled to one vote, whether or not present at any Steering Committee meeting. Decisions of the Steering Committee shall require approval of at least one EIS nominee on the Steering Committee and one SafeScience nominee on the Steering Committee. Each of EIS and SafeScience shall be entitled to remove any of their nominees to the Steering Committee and appoint a replacement therefor. The number of members of the Steering Committee may be altered if agreed to by a majority of the directors of Newco; provided that, each of EIS and SafeScience shall be entitled to appoint an equal number of members to the Steering Committee.

     5.2.2  The Steering Committee shall be responsible for, among other things:

            5.2.2.1 devising, implementing and reviewing strategy for the Project.

            5.2.2.2 designing that portion of the Business Plan that relates to the Project;

            5.2.2.3 establishing a joint Project team consisting of an equal number of team members from EIS and SafeScience, including one Project leader from each of EIS and SafeScience; and

            5.2.2.4 implementing such portion of the Business Plan that relates to the Project.

     5.2.3 In the event of any dispute amongst the Steering Committee that remains unresolved for a period of 15 days or such other period as may be agreed to by the Steering Committee, the dispute will be referred to a designated senior officer of each of Elan and SafeScience, and thereafter, in the event of continued deadlock, pursuant to the deadlock provisions set forth in Clause 18.


                                   CLAUSE 6

                         THE BUSINESS PLAN AND REVIEWS

6.1 The Directors shall meet together as soon as reasonably practicable after the Closing Date and shall agree upon and approve the Business Plan for the current Financial Year within 90 days of the Closing Date.

6.2 The Business Plan shall be subject to ongoing review by the Directors and the approval of the EIS Director and the SafeScience Directors on a quarterly basis.

6.3 It is estimated that Newco will require [...***...], to commence and continue the development of the Products (the "Development Funding").

     Subject to Clause 6.4, during the R&D Term, EIS and SafeScience may provide to Newco, by way of an unconditional gift to Newco, as contributed surplus or loan, as may be agreed to by both EIS and SafeScience, up to an aggregate maximum amount [...***...], such Development Funding to be provided, in whole or in part, by EIS and SafeScience on a pro rata basis, based on their respective equity interests in Newco, at the time of each such Development Funding, on a fully-diluted basis.

6.4 Neither Participant shall be obliged to provide Development Funding to Newco in the absence of quarterly approval of the Business Plan and a determination by each Participant, in its sole discretion, that Development Funding shall be provided for the development of the Products.


                                   CLAUSE 7

                         RESEARCH AND DEVELOPMENT WORK


7.1 Subject to the provisions of Clause 6.3 and Clause 6.4, each of Elan and SafeScience may, at its respective discretion, provide research and development services to Newco, at the request of Newco and as articulated in the Business Plan, in furtherance of the development of the Products and cultivation of patent rights and know-how related to the Elan Intellectual Property, SafeScience Intellectual Property and Newco Intellectual Property.

7.2 Subject to Clause 7.3, the cost of any research and development work undertaken by Elan and/or SafeScience shall be calculated based on a rate of [...***...] per

     FTE (Full Time Equivalent Employee Rate) per year (an FTE being the equivalent of [...***...] hours per year per employee).

     Research and development work that is sub-contracted by Elan or SafeScience to third-party providers shall be charged by Elan or SafeScience to Newco at the amount invoiced by the relevant third party provider.

     The cost charged by Elan and/or SafeScience to Newco in respect of the provision by Elan and/or SafeScience to Newco of any clinical trial supplies pursuant to the Project shall be agreed by the Parties as soon as practicable in advance of supply to Newco.

7.3 Newco shall pay SafeScience and Elan for any research and development work carried out by them on behalf of Newco at the end of each month during the R&D Program, subject to the proper vouching of research and development work and expenses. An invoice shall be issued to Newco by SafeScience or Elan, as applicable, by the 15/th/ day of the month following the month in which work was performed.

7.4 Elan and SafeScience shall permit Newco or its duly authorized representative on reasonable notice and at any reasonable time during normal business hours to have access to inspect and audit the accounts and records of Elan or SafeScience and any other book, record, voucher, receipt or invoice relating to the calculation or the cost of the R&D Program and to the accuracy of the reports which accompanied them.

     Any such inspection of Elan's or SafeScience's records, as the case may be, shall be at the expense of Newco, except that if such inspection reveals an overpayment in the amount paid to Elan or SafeScience, as the case may be, for the R&D Program hereunder in any Financial Year of 5% or more of the amount due to Elan or SafeScience, as the case may be, then the expense of such inspection shall be borne solely by Elan or SafeScience, as the case may be, instead of by Newco.

     Any surplus over the sum properly payable by Newco to Elan or SafeScience, as the case may be, shall be paid promptly by Elan or SafeScience, as the case may be, to Newco.

     If such inspection reveals a deficit in the amount of the sum properly payable to Elan or SafeScience, as the case may be, by Newco, Newco shall pay the deficit to Elan or SafeScience, as the case may be.


                                    CLAUSE 8

                               COMMERCIALIZATION

8.1 [...***...] Newco shall diligently pursue the research, development and prosecution of the Product, as provided in the Business Plan.


8.2 At such time as Newco notifies Elan in writing that Newco in good faith intends to commercialize a Product, EIS shall have a first option to negotiate the terms of any agreement for the commercialization of such Product, which option shall be exercised [...***...] of Elan's receipt of such written notification from Newco (the "EIS/Newco Option"). If EIS elects to enter into such negotiations, the Parties shall, on an exclusive negotiations basis, negotiate in good faith the terms of the agreement for the commercialization of such Product by EIS.

     If, despite good faith negotiations, EIS and Newco do not reach agreement within 120 days from EIS' exercise of the EIS/Newco Option, then Newco shall be free for a period of [...***...] thereafter to enter into negotiations with a third party (other than a Technological Competitor of Elan) to agree to terms upon which the third party would commercialize the Product in the Territory, provided that such terms when taken as a whole, are not more favorable to the third party than the principal terms of the last written proposal offered by Newco to EIS or by EIS to Newco, as the case may be.

     If Newco has not entered into an agreement with a third party within the [...***...] period described above, the EIS/Newco Option shall be deemed to have re-commenced upon the same terms as set forth herein.


                                    CLAUSE 9

                   OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS

9.1 The Parties acknowledge and agree to be bound by the provisions of Clause 3 of the License Agreements, which set forth the agreement between the Parties in relation to the ownership of the Elan Intellectual Property, the SafeScience Intellectual Property and the Newco Intellectual Property respectively.


                                   CLAUSE 10

                         INTELLECTUAL PROPERTY RIGHTS


10.1 Patent Prosecution and Maintenance:
     -----------------------------------

     10.1.1  Elan, at its sole discretion [...***...], may:

             (1) secure the grant of any patent applications within the Elan Intellectual Property in the Field;

             (2) file and prosecute patent applications on patentable inventions and discoveries relating to the same;

             (3)  defend all such applications against third party oppositions;
                  and

             (4) maintain in force any issued letters patent relating to the same.

             Elan shall have the right in its discretion to control such filing, prosecution, defense and maintenance, provided that Newco and SafeScience at their request shall be provided with copies of all documents relating to such filing, prosecution, defence and maintenance in sufficient time to review such documents and comment thereon prior to filing.

     10.1.2  SafeScience, at its sole discretion [...***...], may:

             (1) secure the grant of any patent applications within the SafeScience Intellectual Property in the Field;

             (2) file and prosecute patent applications on patentable inventions and discoveries relating to the same;

             (3)  defend all such applications against third party oppositions;
                  and

             (4) maintain in force any issued letters patent that relate to the same.

             SafeScience shall have the right in its discretion to control such filing, prosecution, defense and maintenance provided that Elan and Newco at their request shall be provided with copies of all documents relating to such filing, prosecution, defense and maintenance in sufficient time to review such documents and comment thereon prior to filing.

     10.1.3 All results of research and development pursuant to the Project shall be promptly disclosed by each Party to the Steering Committee.

             The Steering Committee shall review on an ongoing basis whether such results constitute SafeScience Intellectual Property, Elan Intellectual Property or Newco Intellectual Property having regard to the provisions of this Agreement and the License Agreements.

             In the event that the disclosing Party informs the other Parties that it does not intend to file patent applications on disclosed patentable inventions and discoveries, or maintain issued patents which are SafeScience Intellectual Property or Elan Intellectual Property, as the case may be, that relate to the Products or the Field in one or more countries in the Territory or fails to file such an application within a reasonable period of time, Newco or the other Party (other than the disclosing party) may request such disclosing Party to file and prosecute such patent application(s) at Newco's expense.

             The disclosing Party shall comply with such request unless the disclosing party believes such request is without merit.

     10.1.4  Newco, at its sole discretion [...***...], may:

             (1) secure the grant of any patent applications within the Newco Intellectual Property in the Field;

             (2) file and prosecute patent applications on patentable inventions and discoveries relating to the same;

             (3)  defend all such applications against third party oppositions;
                  and

             (4) maintain in force any issued letters patent that relate to the same.

             Newco shall have the right in its discretion to control such filing, prosecution, defense and maintenance provided that Elan and SafeScience at their request shall be provided with copies of all documents relating to such filing, prosecution, defense and maintenance in sufficient time to review such documents and comment thereon prior to filing.

     10.1.5 In the event that Newco informs both Elan and SafeScience that it does not intend to file an application on disclosed patentable inventions and discoveries or maintain any issued patent within the Newco Intellectual Property, Elan shall have the right to file and prosecute such patent applications on inventions which relate predominantly to the Elan Intellectual Property, and SafeScience shall have the right to file and prosecute and maintain such patent applications on inventions which relate predominantly to the SafeScience Intellectual Property, and Elan and SafeScience agree to negotiate in good faith on the course of action to be taken with respect to Newco Intellectual Property that relates equally to both Elan Intellectual Property and SafeScience Intellectual Property.

     10.1.6 Each Participant shall notify the Steering Committee in a timely manner of any decision to abandon a pending or issued patent or otherwise fail to take such actions as enumerated in Clause 10.1.1 or 10.1.2, as applicable, relating to the Compounds, the Products, or the Field. The other Party (that is SafeScience in the case that Elan proposes to abandon; and Elan in the case that SafeScience proposes to abandon) shall have the option of requesting that Elan, in the case of the Elan Patents, or SafeScience, in the case of the SafeScience Patents, (i) continue the prosecution or maintenance of such pending or issued patent with respect to the Elan Patents or the SafeScience Patents, as the case may be, at Newco's expense; or (ii) take such actions as enumerated in Section 10.1.1 or 10.1.2, as applicable; provided that such decision with respect to either (i) or (ii), as the case may be, is commercially reasonable.

10.2 Enforcement:
     ------------

     10.2.1 The Parties shall promptly inform each other in writing of any actual or alleged unauthorized use of Elan Intellectual Property, the SafeScience Intellectual Property or the Newco Intellectual Property by a third party of which it becomes aware and provide the others with any available evidence of such unauthorized use.

     10.2.2 At its option, as the case may be, Elan or SafeScience shall have the first option to enforce its rights at its own expense and for its own benefit against any unauthorized use of its respective intellectual property (the Elan Intellectual Property or the SafeScience Intellectual Property, as the case may be) in the Field.

             At the enforcing party's request, the other Parties shall cooperate with such action.

             Should Elan or SafeScience decide not to enforce its rights under the Elan Intellectual Property or the SafeScience Intellectual Property respectively, against such unauthorized use in the Field, within a reasonable period but in any event within 20 days after receiving written notice of such actual or alleged unauthorized use, Newco or the other Party (other than the Party deciding not to enforce its rights) may in its discretion request the respective intellectual property owner to initiate such proceedings in Newco's name, [...***...] for Newco's benefit. Elan or SafeScience, as the case may be, shall cooperate in bringing such action on Newco's behalf unless Elan or SafeScience believe in good faith that such an action is without merit.

             Alternatively, Elan or SafeScience may agree to enforce either or both such Party's intellectual property in their joint names and shall reach agreement as to the proportion in which they shall share the proceeds of any such action, and the expense of any costs not recovered,

     10.2.3 Newco shall have the first right but not the obligation to bring suit or otherwise take action against any alleged infringement of the Newco Intellectual Property or alleged unauthorized use of the Newco Intellectual Property.

             In the event that Newco takes such action, Newco shall do so at its own cost and expense and all damages and monetary award recovered in or with respect to such action shall be the property of Newco.

             Newco shall keep Elan and SafeScience informed of any action in a timely manner so as to enable SafeScience and Elan to provide input in any such action and Newco shall reasonably take into consideration any such input.

             At Newco's request, the Parties shall co-operate with any such action at Newco's cost and expense.

     10.2.4 In the event that Newco does not bring suit or otherwise take action against an infringement of any Newco Intellectual Property or misappropriation of the Newco Intellectual Property:

          (1) if only one Participant determines to pursue such suit or take such action at its own cost and expense, it shall be entitled to all damages and monetary award recovered in or with respect to such action; and

          (2) if the Participants pursue such suit or action jointly outside of Newco, they shall negotiate in good faith an appropriate allocation of costs, expenses and recovery amounts. At the Participants' request, Newco shall co-operate with any such action at the Participants' cost and expense.

10.3  Defense:
      --------

     10.3.1 In the event that a claim is or proceedings are threatened or brought against Newco by a third party alleging that the manufacture, sale, distribution or use of a Product in the Territory or use of the Elan Intellectual Property, the SafeScience Intellectual Property, or Newco Intellectual Property, as the case may be, infringes the intellectual property rights of such third party, Newco shall promptly advise the other Parties of such threat or suit.

     10.3.2 Save in respect of claims by Newco against either Participant or by a third party against Newco where there has been a breach of representation or warranty under the Elan License Agreement or the SafeScience License Agreement, by Elan or SafeScience, respectively, and, in the case of SafeScience, any claim of infringement or proceeding based on infringement brought against Elan or Newco by any third party arising in connection with the Platt and Wayne State Agreements for which SafeScience shall indemnify, defend and hold harmless Elan and Newco, as set forth below, Newco shall indemnify, defend and hold harmless Elan or SafeScience, as the case may be, against all actions, losses, claims, demands, damages, costs and liabilities (including reasonable attorneys fees) relating directly or indirectly to all such claims or proceedings, provided that Elan or SafeScience, as the case may be, shall not acknowledge to the third party or to any other person the validity of any claims of such a third party, and shall not compromise or settle any claim or proceedings referred to in Clause 10.3.1 relating thereto without the prior written consent of Newco, not to be unreasonably withheld or delayed.

             Notwithstanding anything in this Agreement or the License Agreements to the contrary, SafeScience shall indemnify, defend and hold harmless Elan and Newco against all actions, losses, claims, demands, damages, costs and liabilities (including reasonable attorneys fees) relating directly or indirectly to all claims of infringement or proceedings based on infringement brought by any third party against Elan or Newco arising in connection with the Platt and Wayne State Agreements.

     10.3.3 At its option, Elan or SafeScience, as the case may be, may elect to take over the conduct of such proceedings from Newco provided that Newco's indemnification obligations shall continue; the costs of defending such claim shall be borne by [...***...] and such Party shall not compromise or settle any such claim or proceeding without the prior written consent of Newco, such consent not to be unreasonably withheld or delayed.


                                   CLAUSE 11

              CROSS LICENSING/EXPLOITATION OF NEWCO INTELLECTUAL
                          PROPERTY OUTSIDE THE FIELD

11.1 Solely for the purposes of, and only to the extent necessary, to enable Elan to conduct research and development work on behalf of Newco, Newco hereby grants to Elan a non-exclusive, worldwide, royalty-free, fully paid-up license for the Term:

     11.1.1  to use the Newco Intellectual Property in the Field; and

     11.1.2 subject to the terms and conditions of the SafeScience License Agreement and the Elan License Agreement, a sublicense to use the SafeScience Intellectual Property and the Elan Intellectual Property in the Field.

11.2 Solely for the purposes of, and only to the extent necessary, to enable SafeScience to conduct research and development work on behalf of Newco, Newco hereby grants to SafeScience a non-exclusive, worldwide, royalty-free, fully paid-up license for the Term:

     11.2.1  to use the Newco Intellectual Property in the Field; and

     11.2.2 subject to the terms and conditions of the Elan License Agreement and the SafeScience License Agreement, a sublicense to use the Elan Intellectual Property and the SafeScience Intellectual Property in the Field.

11.3 Elan and/or SafeScience shall be entitled to exploit the Newco Intellectual Property outside the Field subject to the Parties negotiating a license agreement in good faith pursuant to which Newco will grant to Elan and/or SafeScience, as the case may be, a license under the Newco Intellectual Property outside the Field (which license agreement shall provide, inter alia, whether the license of Newco Intellectual Property will be exclusive or non-exclusive). The financial terms of the said license agreement shall be negotiated by the Parties with reference to, inter alia, the following criteria:

     11.3.1 the amount of monies expended by Newco in developing the Newco Intellectual Property;

     11.3.2 the materiality of the contribution of the Newco Intellectual Property by comparison to the further research and development work to be conducted, and the materiality of the contribution of the Elan Intellectual Property and the SafeScience Intellectual Property;

     11.3.3 the financial return likely to be earned by Elan or SafeScience, as the case may be, from the proposed exploitation outside the Field; and

     11.3.4 the impact of the proposed exploitation of the Newco Intellectual Property outside the Field on the exploitation of the Newco Intellectual Property within the Field.

                                   CLAUSE 12

                       REGULATORY MATTERS/CLINICAL TRIALS

12.1 Newco shall keep the other Parties promptly and fully advised of Newco's regulatory activities, progress and procedures. Newco shall inform the other Parties of any dealings it shall have with an RHA, and shall furnish the other Parties with copies of all correspondence relating to the Products. The Parties shall collaborate to obtain any required Regulatory Approval of the RHA to market the Products.

12.2 Subject to Clause 12.5, Newco shall, at its own cost, file, prosecute and maintain any and all Regulatory Applications for the Products in the Territory in accordance with the Business Plan.

12.3 Subject to Clause 12.5, any and all Regulatory Approvals obtained hereunder for any Product shall remain the property of Newco, provided that Newco shall allow

     Elan and SafeScience access thereto to enable Elan and SafeScience to fulfill their respective obligations and exercise their respective rights under this Agreement and shall authorize Elan and SafeScience to reference Newco's Regulatory Approvals to the extent necessary for Elan's and SafeScience's regulatory purposes relating specifically to the Project. Newco shall maintain such Regulatory Approvals at its own cost.

12.4 It is hereby acknowledged that there are inherent uncertainties involved in the registration of pharmaceutical products with an RHA insofar as obtaining approval is concerned and such uncertainties form part of the business risk involved in undertaking the form of commercial collaboration as set forth in this Agreement.

12.5 The DMF (Drug Master File) and, without prejudice to Newco's rights under Clause 12.3, all regulatory approvals and other regulatory actions relating to [...***...] shall be processed by and be the property of Elan and at all times held in Elan's sole name. Elan will authorize Newco to reference Elan's DMF, as described herein, with the FDA or other RHA to the extent necessary for Newco's regulatory purposes.

     The DMF (Drug Master File) and, without prejudice to Newco's rights under Clause 12.3, all regulatory approvals and other regulatory actions relating to [...***...] shall be processed by and be the property of SafeScience and at all times held in SafeScience's sole name. SafeScience will authorize Newco to reference SafeScience's DMF, as described herein, with the FDA or other RHA to the extent necessary for Newco's regulatory purposes.

12.6 The Steering Committee shall, by unanimous agreement, be responsible for determining Newco's strategy as regards the conduct of any clinical trials with respect to the development of the Product. Any agreement between Newco and Elan or SafeScience, as the case may be, or between Newco and any independent third party relating to the conduct of any clinical trial in support of the development of the Product shall require the prior approval in writing of Elan and SafeScience.

12.7 For the avoidance of doubt, where Elan or SafeScience commences any clinical trial with respect to the development of the Product (the "Clinical Trial Co-ordinator"), such Clinical Trial Co-ordinator will indemnify the other Parties hereto (for the avoidance of doubt, including Elan or SafeScience, as the case may be) against any claims, losses or damages arising against any such other Party hereto in connection with any such clinical trial with respect to the development of the Product.

     Each Clinical Trial Co-ordinator shall effect and maintain comprehensive general liability insurance in respect of all clinical trials and other activities performed by such Clinical Trial Co-ordinator on behalf of Newco.

     The Participants and Newco shall ensure that the industry standard insurance policies shall be in place for all activities to be carried out by Newco.


                                   CLAUSE 13

                                 MANUFACTURING

13.1 SafeScience shall have the first right to manufacture and supply, and/or subcontract the manufacture and supply, the Compound and the Product with respect to the Initial Formulation and Initial Mode of Administration. EIS shall have the first right to manufacture and supply, and/or subcontract the manufacture and supply, of the Product with respect to any oral formulation of the Product.

     Any such supply agreement (including a quality agreement) shall be negotiated and agreed to by Newco and EIS or SafeScience, as the case may be, not later than the date of completion of Phase II (as such term is commonly used in connection with FDA applications) of the R&D Plan. The terms of said supply agreement shall be negotiated in good faith on standard industry and commercial terms.

     If EIS or SafeScience, as the case may be, does not exercise its right hereunder to manufacture and supply, and/or subcontract the manufacture and supply of the Compound or the Product, then Newco shall be free to enter into negotiations with a third party (other than a Technological Competitor of Elan) to agree to terms upon which the third party would be licensed [...***...] to manufacture the relevant Product in the Territory, which terms when taken as a whole, are not more favorable to the third party than the principal terms of the last written proposal offered by Newco to EIS or SafeScience, as the case may be, or by EIS or SafeScience, as the case may be, to Newco, as the case may be.

13.2 Subject to the provisions of Clause 13.1, Newco shall be responsible for manufacturing, or having manufactured, all quantities of Products required for the development and commercialization of Products for use in the Field.



                                   CLAUSE 14

                       TECHNICAL SERVICES AND ASSISTANCE


     Whenever commercially and technically feasible, Newco shall contract with SafeScience or Elan, as the case may be, to perform such other services as Newco may require, other than those specifically dealt with hereunder or in the License

     Agreements. In determining which Party should provide such services, the Steering Committee shall take into account the respective infrastructure, capabilities and experience of Elan and SafeScience. There shall be no obligation upon either of SafeScience or Elan to perform such services.



                                   CLAUSE 15

            AUDITORS, BANKERS, ACCOUNTING REFERENCE DATE; SECRETARY

Unless otherwise agreed by the Participants and save as may be provided to the contrary herein:

15.1 the auditors of Newco shall be Arthur Anderson, LLP;

15.2 the bankers of Newco shall be Bank of Bermuda or such other bank as may be mutually agreed from time to time;

15.3 the accounting reference date of Newco shall be December 31st in each Financial Year; and

15.4 the secretary of Newco shall be Joan Barnes or such other Person as may be appointed by the Directors from time to time.


                                   CLAUSE 16

                              TRANSFERS OF SHARES;
                     RIGHT OF FIRST OFFER; TAG ALONG RIGHTS

General:
--------

16.1 Until such time as the Common Shares shall be registered pursuant to the Exchange Act and be publicly traded in an established securities market, no Shareholder shall, directly or indirectly, sell or otherwise transfer (each, a "Transfer") any Shares held by it except in accordance with the terms of this Agreement.

     Newco shall not, and shall not permit any transfer agent or registrar for any Shares to, transfer upon the books of Newco any Shares from any Shareholder to any transferee except in accordance with this Agreement.

     Any purported transfer not in compliance with this Agreement shall be void.

     During the R&D Term, no Shareholder shall, directly or indirectly, sell or otherwise Transfer any of its legal and/or beneficial interest in the Shares held by it to any other Person. After completion of the R&D Term, a Shareholder may Transfer Shares provided such Shareholder complies with the provisions of Clauses 16.2, 16.3 and 16.4.

     Notwithstanding anything contained herein to the contrary, at all times,
     (i) EIS and/or SafeScience shall have the right to Transfer any Shares to their Affiliates provided, however, that such assignment does not result in adverse tax consequences for any other Parties and does not violate applicable securities laws; and (ii) EIS shall have the right and option to exercise the EIS Exchange Right.

     Either Participant shall have the right to Transfer any Shares to a special purpose financing or similar entity established by SafeScience, Elan or EIS; provided, that such Affiliates or other Permitted Transferee to which such legal and/or beneficial interest in the Shares have been transferred shall agree to be bound by all the provisions of this Agreement.

16.2 No Shareholder shall, except with the prior written consent of the other Shareholders, create or permit to subsist any Encumbrance over, or grant any option or other rights in all or any of the Shares held by it, other than by a Transfer of such Shares in accordance with the provisions of this Agreement.

16.3 Rights of First Offer:
     ----------------------

     If at any time following the expiration of the R&D Term, a Shareholder wishes to Transfer any Shares owned by it (a "Selling Shareholder"), in any transaction (other than a Transfer to an Affiliate or subsidiary or in the case of EIS to a special purpose financing or similar entity established by
     EIS), the Selling Shareholder shall deliver prior written notice of its wish to Transfer (a "Notice of Intention") to Newco and to the Shareholders who are not the Selling Shareholder (the "Non-Selling Shareholder") setting forth its wish to make such Transfer, and specifying:

     (1) the name of the proposed transferee, and the number and class of Shares proposed to be transferred (the "Offered Shares"); and

     (2) the price at which such Selling Shareholder proposes to Transfer the Offered Shares (the "Offer Price") and other applicable terms and conditions.

     The "Right of First Offer" provided for in this Clause 16.3 shall be subject to the "Tag Along Rights" provided by Clause 16.4.

     Upon receipt of the Notice of Intention, the Non-Selling Shareholders shall have the right to purchase at the Offer Price and on the other applicable terms and conditions specified in the Notice of Intention the Offered Shares, exercisable by the delivery of notice to the Selling Shareholder (the "Notice of Exercise"), with a copy to Newco, within 30 business days from the date of receipt of the Notice of Intention.

     If no such Notice of Exercise has been delivered by the Non-Selling Shareholders within such 10 business day period, or such Notice of Exercise does not relate to all of the Offered Shares covered by the Notice of Intention, then the Selling Shareholder shall be entitled to Transfer all of the Offered Shares to a third party within 45 business days after the delivery of such Notice of Intention on such terms as are contained in the Notice of Intention, which shall be no more favorable to the third party than those presented to the Non-Selling Shareholders.

     If the Selling Shareholder does not sell the Offered Shares to a third party on such terms as are contained in the Notice of Intention, which shall be no more favorable to the third party than those presented to the Non-Selling Shareholder within such 45 business day period, the Offered Shares shall again be subject to the Right of First Offer set forth in Clause 16.3.

     In the event that any of the Non-Selling Shareholders exercises their right to purchase all of the Offered Shares hereunder, the Selling Shareholder shall sell all of the Offered Shares to such Non-Selling Shareholders, in the amounts on the terms set forth in the Notice of Intention.

     In the event that more than one of the Non-Selling Shareholders wish to purchase the Offered Shares, the Offered Shares shall be allocated to such Shareholders on the basis of their pro rata equity interests in Newco.

     The rights and obligations of each of the Shareholders pursuant to the Right of First Offer provided herein shall terminate upon the date that the Common Shares are registered under Section 12(b) or 12(g) of the Exchange Act.

     At the closing of any Transfer of Shares subject to this Clause 16.3, the Selling Shareholder shall deliver certificates evidencing the Offered Shares, accompanied by written instruments of transfer in a form reasonably satisfactory to the Non-Selling Shareholders duly executed by the Selling Shareholder, and such other customary documents as shall be necessary in connection therewith.

16.4 Tag Along Rights:
     -----------------

     In the event the Non-Selling Shareholders do not elect to purchase all the Offered Shares pursuant to Clause 16.3, a Shareholder (the "Transferring Shareholder") shall not Transfer any Shares in any transaction unless the terms and conditions of such Transfer shall include an offer to the other Shareholders (the "Remaining Shareholders") to sell Shares at the same price and on the same terms and conditions as the Transferring Shareholder has agreed to sell its Shares (the "Tag Along Right").

     In the event that a Transferring Shareholder proposes to Transfer any Shares in a transaction subject to this Clause 16.4, the Transferring Shareholder shall notify the Remaining Shareholders in writing of each such proposed Transfer, specifying:

     (1) the name of the proposed transferee and the number and class of Shares proposed to be transferred;

     (2) the proposed price and other applicable terms and conditions (the "Transferee Terms"); and

     (3) that the proposed transferee has been informed of the Tag Along Right provided for in this Clause 16.4, and the total number of Shares the proposed transferee has agreed to purchase from the Transferring Shareholder in accordance with the terms hereof.

     The Tag Along Right may be exercised by each of the Remaining Shareholders by delivery of a written notice to the Transferring Shareholder (the "Co-sale Notice") within 30 business days following receipt of the aforesaid notice.

     The Co-sale Notice shall state the number of Shares owned by such Remaining Shareholder which the Remaining Shareholder wishes to include in such Transfer; provided however, that without the written consent of the Transferring Shareholder, the amount of such securities belonging to the Remaining Shareholder included in such Transfer may not be greater than such Remaining Shareholder's percentage beneficial ownership of Fully Diluted Common Shares, multiplied by the total number of Fully Diluted Common Shares to be sold by the Transferring Shareholder and all Remaining Shareholders.

     Upon receipt of a Co-sale Notice, the Transferring Shareholder shall be obliged to transfer all the Shares set forth in the Co-sale Notice to the transferee on the Transferee Terms; provided however, that the Transferring Shareholder shall not consummate the purchase and sale of any Shares hereunder if the transferee does not purchase all such Shares specified in all Co-sale Notices.

     If no Co-sale Notice has been delivered to the Transferring Shareholder prior to the expiration of the aforesaid 30 day period, and if the provisions of this Clause 16 have been complied with in all respects, the Transferring Shareholder shall have the right for a period of 45 business days to Transfer Shares to a third party on the Transferee Terms without further notice to any other party, but after such 45 business day period, no such Transfer may be made without again giving notice to the Remaining Shareholders of the proposed Transfer and complying with the requirements of this Clause 16.4.

     At the closing of any Transfer of Shares subject to this Clause 16.4, the Transferring Shareholder and any Remaining Shareholder (if applicable) shall deliver certificates evidencing such Shares, accompanied by written instruments of transfer in a form reasonably satisfactory to the Non-Selling Shareholders duly executed by the Transferring Shareholder and the Remaining Shareholder (if applicable), and such other customary documents as shall be necessary in connection therewith.

     Notwithstanding the foregoing, this Clause 16.4 shall not apply to any sale of Common Shares pursuant to an effective registration statement under the Securities Act in a bona fide public offering where such Shares are quoted on an established securities market.


                                   CLAUSE 17

                    MATTERS REQUIRING SHAREHOLDERS' APPROVAL

17.1 In consideration of SafeScience and Elan agreeing to enter into the License Agreements, the Parties hereby agree that Newco shall not without the prior approval in writing of EIS and SafeScience:

     17.1.1 make a material Newco determination outside the ordinary course of business, including, among other things, acquisitions or dispositions of intellectual property and licenses or sublicenses; enter into joint ventures and similar arrangements, as they relate to the Licensed Technologies;

     17.1.2 issue any unissued Shares or unissued Common Share Equivalents, or create or issue any new shares (including a split of the Shares) or Common Share Equivalents, except as expressly permitted by the Newco Bye-Laws;

     17.1.3 alter any rights attaching to any class of shares in the capital of Newco or alter the Newco Bye-Laws;

     17.1.4 consolidate, sub-divide or convert any of Newco's share capital or in any way alter the rights attaching thereto;

     17.1.5  dispose of all or substantially all of the assets of Newco;

     17.1.6 do or permit to be done any act or thing whereby Newco may be wound up (whether voluntarily or compulsorily), save as otherwise expressly provided for in this Agreement;

     17.1.7 enter into any contract or transaction except in the ordinary and proper course of the Business on arm's length terms;

     17.1.8 subject to Clause 23.14, assign, license or sub-license any of the Elan Intellectual Property, SafeScience Intellectual Property, Newco Intellectual Property;

     17.1.9 amend or vary the terms of the SafeScience License Agreement or the Elan License Agreement;

     17.1.10 save as otherwise provided in Clause 12, permit a person other than Newco to own a Regulatory Approval relating to the Product(s);

     17.1.11 approve, or amend or vary, the Business Plan or the Newco budget, as they relate to the Licensed Technologies;

     17.1.12 alter the number of Directors;

     17.1.13 change the domicile of Newco from Bermuda;

     17.1.14 register any Shares of Newco with any governmental authority for public trading in any securities market;

     17.1.15 declare or pay any dividend or make any distribution, directly or indirectly, with respect to its Shares; or, save in connection with EIS' exercise of the EIS Exchange Right, sell, exchange, deliver, redeem, purchase or otherwise acquire or dispose of its Shares;
             and

     17.1.16 adopt or register or use any trade name, trademark or service mark on behalf of Newco in respect of the License Agreements

                                   CLAUSE 18

                                    DISPUTES

18.1 Should any dispute or difference arise between Elan and SafeScience, or between Elan or SafeScience and Newco, during the period that this Agreement is in force, then any Party may forthwith give notice to the other Parties that it wishes such dispute or difference to be referred to a designated senior officer of each of Elan and SafeScience.

18.2 In any event of a notice being served in accordance with Clause 18.1, each of the Participants shall within 14 days of the service of such notice prepare and circulate to the designated senior officer of each of Elan and SafeScience a memorandum or other form of statement setting out its position on the matter in dispute and its reasons for adopting that position. Each memorandum or statement shall be considered by the designated senior officers of each of Elan and SafeScience who shall endeavor to resolve the dispute. If designated senior officers of each of Elan and SafeScience agree upon a resolution or disposition of the matter, they shall each sign a statement which sets out the terms of their agreement. The Participants agree that they shall exercise the voting rights and other powers available to them in relation to Newco to procure that the agreed terms are fully and promptly carried into effect.

18.3 In the event the designated senior officers of each of Elan and SafeScience are unable to resolve a dispute or difference within 60 days of its being referred to them under Clause 18.1, the following procedures shall apply:

     18.3.1 If the dispute relates to the interpretation of this Agreement or any other Definitive Document or the compliance of the Parties with their legal obligations thereunder, or the ownership of any intellectual property, the provisions of Clause 23.9.2 shall govern.

     18.3.2 If the dispute does not relate specifically to the interpretation of this Agreement or any other Definitive Document or the compliance of the Parties with their legal obligations thereunder, or the ownership of any intellectual property, the provisions of Clause 18.4 shall govern. For the avoidance of doubt, disputes relating to the decisions of the Steering Committee and operations and business of Newco shall be governed by Clause 18.4.

18.4 The designated senior officers of each of Elan and SafeScience shall, if they are unable to resolve a dispute or difference described in Clause
     18.3.2 within sixty (60) days of such referral, and if so agreed to by Elan and SafeScience, refer the matter to an independent expert in pharmaceutical product development and marketing (including clinical development and regulatory affairs) jointly selected by the designated senior officers of each of Elan and SafeScience (the "Expert").

     In the event the designated senior officers of each of Elan and SafeScience cannot agree upon the designation of the Expert, the Participants shall request the American Arbitration Association ("AAA"), sitting in the City of New York to select the Expert. In each case, the Expert shall be selected having regard to his suitability to determine the particular dispute or difference on which the Expert is being requested to determine. Unless otherwise agreed between the designated senior officers of each of Elan and SafeScience, the following rules shall apply to the appointment of the Expert. The fees of the AAA and the Expert shall be shared equally by the Participants. The Expert shall be entitled to inspect and examine all documentation and any other material which the Expert may consider to be relevant to the dispute. The Expert shall afford each Party a reasonable opportunity (in writing or orally) of stating reasons in support of such contentions as each Party may wish to make relative to the matters under consideration. The Expert shall give notice in writing of his determination to the Parties within such time as may be stipulated in his terms of appointment or in the absence of such stipulation as soon as practicable but in any event within four weeks from the reference of the dispute or difference to him.

18.5 Any determination by the Expert of a dispute or difference shall not be binding on the Parties.


                                   CLAUSE 19

                                  TERMINATION

19.1 Subject to Clause 19.11, this Agreement shall govern the operation and existence of Newco until

     19.1.1  terminated by written agreement of all Parties hereto; or

     19.1.2  otherwise terminated in accordance with this Clause 19.

19.2 For the purpose of this Clause 19, a "Relevant Event" is committed by a Participant if:

     19.2.1 it commits a material breach of its representations, warranties or obligations under this Agreement and fails to cure it within 60 days of being specifically required in writing to do so by the other Participant; provided, however, that if the breaching Participant has proposed a course of action to cure the breach and is acting in good faith to cure same but has not cured the breach by the 60th day, such period shall be extended by such period as is reasonably necessary to permit the breach to be cured, provided that such period shall not be extended by more than an additional 90 days, unless otherwise agreed in writing by the Parties; or

     19.2.2 a distress, execution, sequestration or other process is levied or enforced upon or sued out against a material part of its property which is not discharged within 30 days; or

     19.2.3  it is unable to pay its debts in the normal course of business; or

     19.2.4 it ceases wholly or substantially to carry on its business, otherwise than for the purpose of a reconstruction or amalgamation, without the prior written consent of the other Participant (such consent not to be unreasonably withheld); or

     19.2.5 the appointment of a liquidator, receiver, administrator, examiner, trustee or similar officer of such Participant or over all or substantially all of its assets under the law of any applicable jurisdiction, including without limitation, the United States of America, Bermuda or Ireland; or

     19.2.6 an application or petition for bankruptcy, corporate re-organization, composition, administration, examination, arrangement or any other procedure similar to any of the foregoing under the law of any applicable jurisdiction, including without limitation, the United States of America, Bermuda or Ireland, is filed, and is not discharged within 60 days, or a Participant applies for or consents to the appointment of a receiver, administrator, examiner or similar officer of it or of all or a material part of its assets, rights or revenues.

19.3 If either Participant commits a Relevant Event, the other Participant shall be entitled, within three months of the occurrence of the Relevant Event, to require the defaulting Participant (the "Recipient Participant") to sell on reasonable terms of payment to the non-defaulting Participant (the "Proposing Participant") all (but not less than) of the Shares, held or beneficially owned by the Recipient Participant for an amount equal to [...***...] of the fair market value of the Shares of the Recipient Participant (the "Buyout Option").

19.4 The Proposing Participant shall notify the Recipient Participant of the exercise of the Buyout Option, no later than 30 business days prior to the proposed exercise thereof, by delivering written notice to the Recipient Participant stating that the Buyout Option is exercised and the price at which the Proposing Participant is willing to purchase the Shares of the Recipient Participant.

19.5 In the event that the Participants do not agree upon a purchase price for the Shares within five business days following the receipt by the Recipient Participant of written notice from the Proposing Participant pursuant to Clause 19.4 above, Elan and SafeScience shall jointly select an independent US-based arbitrator who is knowledgeable of the pharmaceutical/biotechnology industry and if Elan and SafeScience are unable to jointly select such arbitrator within 15 business days, the Proposing Participant may contact the AAA, sitting in New York City and request that such independent US-based arbitrator be appointed within 10 business days. The AAA shall endeavor to select an arbitrator who is technically knowledgeable in the pharmaceutical/biotechnology industry (and who directly, indirectly and through his affiliates, has no business relationship with, or shareholding in, either the Proposing Participant or the Recipient Participant). Promptly upon being notified of the arbitrator's appointment, the Proposing Participant and the Recipient Participant shall submit to the arbitrator details of their assessment of the fair market value for the Shares of the Recipient Participant together with such information as they think necessary to validate their assessment. The arbitrator shall notify the Recipient Participant of [...***...] of the fair market value assessed by the Proposing Participant (the "Proposing Participant Price") and shall notify the Proposing Participant [...***...] of the fair market value assessed by the Recipient Participant (the "Recipient Participant Price"). The Proposing Participant and the Recipient Participant shall then be entitled to make further submissions to the arbitrator within five business days explaining why the Recipient Participant Price or the Proposing Participant Price, as the case may be, is unjustified. The arbitrator shall thereafter meet with the Proposing Participant and the Recipient Participant and shall thereafter choose either the Recipient Participant Price or the Proposing Participant Price (but not any other price) as the purchase price for the Shares (the "Purchase Price") on the basis of which price the arbitrator determines to be closer to [...***...] of the fair market value for the Shares of the Recipient Participant. In determining the fair market value of the Shares, the arbitrator shall consider factors, including, but not limited to, the market price for the Shares, if such Shares are publicly traded; the market-price of shares of similar companies; and the assets and liabilities of Newco and the prospects of Newco. The arbitrator shall use his best efforts to determine the Purchase Price within 30 business days of his appointment. The Proposing Participant and the Recipient Participant shall bear the costs of the arbitrator equally provided that the arbitrator may, in his discretion, allocate all or a portion of such costs to one Party. Any decision of the arbitrator shall be final and binding.

19.6 The Proposing Participant shall purchase the Shares of the Recipient Participant by delivery of the Purchase Price in cash no later than the 15th business day following determination of the Purchase Price by the Expert.

19.7 The Shares of the Recipient Participant so transferred shall be sold by the transferor as beneficial owner with effect from the date of such transfer free from any lien, charge or encumbrance with all rights and restrictions attaching thereto.

19.8 If the Proposing Participant exercises the Buyout Option, both parties will negotiate in good faith to agree to additional reasonable provisions and/or amendments to the License Agreements to protect the intellectual property rights of the Recipient Party.

19.9 Upon the exercise of the Buyout Option and payment of the Purchase Price to the Recipient Participant, Clauses 5, 6, 7, 8, 11, 12, 13, 16, 17 and 20 shall have no further force and effect on the Parties and the Parties shall review in good faith such other provisions of this Agreement should no longer have any force and effect.

19.10 If either Participant commits a Relevant Event, the other Shareholder shall have in addition to all other legal and equitable rights and remedies hereunder, the right to terminate this Agreement upon 30 days' written notice.

19.11 In the event of a termination of the Elan License Agreement and/or the SafeScience License Agreement, both parties will negotiate in good faith to determine whether this Agreement should be terminated.

19.12 Subject to Clause 19.9, The provisions of Clauses 1 (Definitions); 3 (Representations); Clause 5 (Directors; Steering Committee); 9 (Ownership of

     Intellectual Property); 10 (Intellectual Property Rights); 12 (Regulatory Matters); 16 (Transfers of Shares); 17 (Matters Requiring Shareholders' Approval); 18 (Disputes); 19 (Termination); 20 (Share Rights); 21 (Confidentiality); 22.2 (Costs) and 23 (General) shall survive the termination of this Agreement under this Clause 19; all other terms and provisions of this Agreement shall cease to have effect upon the termination of this Agreement.

                                   CLAUSE 20

                                  SHARE RIGHTS

The provisions regulating the rights and obligations attaching to the Common Shares and the Preference Shares are set out in the Newco Bye-laws.


                                   CLAUSE 21

                                CONFIDENTIALITY

21.1 The Parties agree that it will be necessary, from time to time, to disclose to each other confidential and proprietary information, including without limitation, inventions, works of authorship, trade secrets, specifications, designs, data, know-how and other proprietary information relating to the Field, the Products, processes, services and business of the disclosing Party.

     The foregoing shall be referred to collectively as "Confidential Information".

21.2 Any Confidential Information disclosed by the disclosing Party shall be used by the receiving Party exclusively for the purposes of fulfilling the receiving Party's obligations under this Agreement and for no other purpose.

21.3 Save as otherwise specifically provided herein, each Party shall disclose Confidential Information of the other Party only to those employees, representatives and agents requiring knowledge thereof in connection with fulfilling the Party's obligations under this Agreement.

     Each Party further agrees to inform all such employees, representatives and agents of the terms and provisions of this Agreement relating to Confidential Information and their duties hereunder and to obtain their agreement hereto as a condition of receiving Confidential Information.

     Each Party shall exercise the same standard of care as it would itself exercise in relation to its own confidential information (but in no event less than a reasonable standard of care) to protect and preserve the proprietary and confidential nature of the Confidential Information disclosed to it by the other Party.

     Each Party shall promptly, upon request of the other Party, return all documents and any copies thereof containing Confidential Information belonging to, or disclosed by, such other Party.

21.4 Any breach of this Clause 21 by any person informed by one of the Parties is considered a breach by the Party itself.

21.5 Confidential Information shall be deemed not to include:

     21.5.1  information which is in the public domain;

     21.5.2 information which is made public through no breach of this Agreement;

     21.5.3 information which is independently developed by a Party, as evidenced by such Party's records;

     21.5.4 information that becomes available to a receiving Party on a non-confidential basis, whether directly or indirectly, from a source other than another Party hereto, which source did not acquire this information on a confidential basis.

21.6 The receiving Party will be entitled to disclose Confidential Information which the receiving Party is required to disclose pursuant to:

     21.6.1  a valid order of a court or other governmental body; or

     21.6.2  any other requirement of law;

     provided that if the receiving Party becomes legally required to disclose any Confidential Information hereunder, the receiving Party shall give the disclosing Party prompt notice of such fact to enable the disclosing Party to seek a protective order or other appropriate remedy concerning any such disclosure.

     The receiving Party shall fully co-operate with the disclosing Party in connection with the disclosing Party's efforts to obtain any such order or other remedy.

     If any such order or other remedy does not fully preclude disclosure, the receiving Party shall make such disclosure only to the extent that such disclosure is legally required.

21.7 The provisions relating to confidentiality in this Clause 21 shall remain in effect during the term of this Agreement, and for a period of 7 years following the expiration or earlier termination of this Agreement.

21.8 The Parties agree that the obligations of this Clause 21 are necessary and reasonable in order to protect the Parties' respective businesses, and each Party agrees that monetary damages would be inadequate to compensate a Party for any breach by the other Party of its covenants and agreements set forth herein.

     The Parties agree that any such violation or threatened violation shall cause irreparable injury to a Party and that, in addition to any other remedies that may be available, in law and equity or otherwise, each Party shall be entitled to seek injunctive relief against the threatened breach of the provisions of this Clause 21, or a continuation of any such breach by the other Party, specific performance and other equitable relief to redress such breach together with damages and reasonable counsel fees and expenses to enforce its rights hereunder.



                                   CLAUSE 22

                                     COSTS

22.1 Each Shareholder shall bear its own legal and other costs incurred in relation to preparing and concluding this Agreement and the Definitive Documents.

22.2 All other costs, legal fees, registration fees and other expenses relating to the transactions contemplated hereby, including the costs and expenses incurred in relation to the incorporation of Newco, shall be borne by Newco.


                                   CLAUSE 23

                                    GENERAL

23.1 Exclusion of liability:
     -----------------------

     Notwithstanding anything to the contrary in this Agreement, no Party shall be liable to any other Party by reason of any representation or warranty, condition or other term or any duty of common law, or under the express terms of this Agreement, for any consequential, special or incidental or punitive loss or damage (whether for loss of current or future profits, loss of enterprise value or otherwise) and whether occasioned by the negligence of the respective Parties, their employees or agents or otherwise.

23.2 Good Faith:
     -----------

     Each of the Parties agrees to act reasonably in giving effect to the provisions of this Agreement.

23.3 Further Assurance:
     ------------------

     At the request of any of the Parties, the other Party or Parties shall (and shall use reasonable efforts to procure that any other necessary parties shall) execute and perform all such documents, acts and things as may reasonably be required subsequent to the signing of this Agreement for assuring to or vesting in the requesting Party the full benefit of the terms hereof.

23.4 No Representation:
     ------------------

     Each of the Parties hereto hereby acknowledges that in entering into this Agreement it has not relied on any representation or warranty except as expressly set forth herein or in any document referred to herein.

23.5 Force Majeure:
     --------------

     Neither Party to this Agreement shall be liable for delay in the performance of any of its obligations hereunder if such delay is caused by or results from causes beyond its reasonable control, including without limitation, acts of God, strikes, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances or intervention of any relevant government authority, but any such delay or failure shall be remedied by such Party as soon as practicable.

23.6 Relationship of the Parties:
     ----------------------------

     Nothing contained in this Agreement is intended or is to be construed to constitute Elan/EIS and SafeScience as partners, or Elan/EIS as an employee or agent of SafeScience, or SafeScience as an employee or agent of Elan/EIS.

     No Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of another Party or to bind another Party to any contract, agreement or undertaking with any third party.

23.7 Counterparts:
     -------------

     This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

23.8 Notices:
     --------

     Any notice to be given under this Agreement shall be sent in writing in English by registered or recorded delivery post or reputable overnight courier or telefaxed to:

     Elan at:

     Lincoln House Lincoln Place Dublin 2, Ireland
     Attention:   Vice President & General Counsel
     Elan Pharmaceutical Technologies,
     a division of Elan Corporation, plc
     Telephone:   353-1-709-4000
     Fax:         353-1-709-4124

     and

     Elan International Services, Ltd.
     102 St. James Court
     Flatts, Smiths FL04
     Bermuda
     Attention:   President
     Telephone:   441-292-9169
     Fax:         441-292-2224


     SafeScience at:

     Park Square Building
     31 St. James Avenue, 8th Floor
     Boston, MA 02116
     USA

     Attention:   President
     Telephone:   (617) 422-0674
     Fax:         (617) 422-0675

     with a copy to:

     McDermott, Will & Emery
     50 Rockefeller Plaza
     New York, New York 10020-1605

     Attention:   Cheryl V. Reicin
     Telephone    (212) 547-5400
     Fax:         (212) 547-5444

     Newco at:

     Clarendon House,
     2 Church St.,
     Hamilton,
     Bermuda
     Attention:   Secretary

     Telephone:   441 292 9169
     Fax:  441 292 2224

     with a copy to:

     SafeScience at:

     Park Square Building
     31 St. James Avenue, 8th Floor
     Boston, MA 02116
     USA

     Attention:   President
     Telephone:   (617) 422-0674
     Fax:         (617) 422-0675

     with a copy to:

     McDermott, Will & Emery
     50 Rockefeller Plaza
     New York, New York 10020-1605

     Attention:   Cheryl V. Reicin
     Telephone    (212) 547-5400
     Fax:         (212) 547-5444


     or to such other address(es) as may from time to time be notified by any Party to the others hereunder.

     Any notice sent by mail shall be deemed to have been delivered within 7 business days after dispatch or delivery to the relevant courier and any notice sent by telefax shall be deemed to have been delivered upon confirmation of receipt. Notices of change of address shall be effective upon receipt. Notices by telefax shall also be sent by another method permitted hereunder.

23.9 Governing Law
     -------------

     23.9.1 This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     23.9.2 In the event that a dispute regarding the matters described in Clause 18.3.1 is not resolved pursuant to the provisions of Clause 18.1, the Parties agree to consider other dispute resolution mechanisms including mediation.

       23.9.3 In the event that the Parties fail to agree on a mutually acceptable dispute resolution mechanism within 10 days of either Party's demand for such alternative dispute resolution under Clause 23.9.2, or in the event that the dispute is not resolved pursuant to any dispute resolution mechanism agreed by the Parties under Clause 23.9.2 within 6 months, save as otherwise agreed by the Parties, the dispute shall be finally settled by a court of competent jurisdiction For the purposes of this Agreement the parties submit to the exclusive jurisdiction of the courts of the State and Federal Courts located in the State, City and County of New York.

23.10  Severability:
       -------------

       If any provision in this Agreement is deemed to be invalid, illegal, void or unenforceable under any law that is applicable hereto:

       23.10.1 such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable; or

       23.10.2 if it cannot be so amended without materially altering the intention of the Parties, it will be deleted, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

23.11  Amendments:
       -----------

       No amendment, modification or addition hereto shall be effective or binding on any Party unless set forth in writing and executed by a duly authorized representative of all Parties.

23.12  Waiver:
       -------

       No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other right arising under this Agreement.

23.13  Assignment:
       -----------

       None of the Parties shall be permitted to assign its rights or obligations hereunder without the prior written consent of the other Parties except as follows:

       23.13.1 Elan, EIS and/or SafeScience shall have the right to assign their rights and obligations hereunder to their Affiliates provided, however, that such assignment does not result in adverse tax consequences for any other Parties.

       23.13.2 Elan and EIS shall have the right to assign their rights and obligations hereunder to a special purpose financing or similar entity established by Elan or EIS.

23.14  Assignment of Newco Intellectual Property:
       ------------------------------------------

       Upon one month's prior notice in writing from Elan to Newco and SafeScience, Newco shall assign the Newco Intellectual Property from Newco to a wholly-owned subsidiary of Newco to be incorporated in Ireland, upon the prior written consent of SafeScience, which consent shall not be unreasonably withheld, conditioned, or delayed, which company shall be newly incorporated to facilitate such assignment.

23.15  Whole Agreement:
       ----------------

       This Agreement (including the Schedules attached hereto) and the Definitive Documents set forth all of the agreements and understandings between the Parties with respect to the subject matter hereof, and supersede and terminate all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no agreements or understandings with respect to the subject matter hereof, either oral or written, between the Parties other than as set forth in this Agreement and the Definitive Documents.

       In the event of any ambiguity or conflict arising between the terms of this Agreement and those of the Newco Bye-Laws, the terms of this Agreement shall prevail except with respect to the rights and obligations attaching to the Common Shares and the Preference Shares, where the Newco Bye-Laws shall prevail.

       No provision of this Agreement shall be construed so as to negate, modify or affect in any way the provisions of any other agreement between any of the Parties unless specifically referred to, and solely to the extent provided herein. In the event of a conflict between the provisions of this Agreement and the provisions of the License Agreements, the terms of this Agreement shall prevail unless this Agreement specifically provides otherwise.

23.16  Successors:
       -----------

       This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and permitted assigns.

                                  Schedule 1
                                  ----------

                            Elan License Agreement
                            ----------------------

                                  Schedule 2
                                  ----------

                         SafeScience License Agreement
                         -----------------------------

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day first set forth above.

                                 SIGNED

                                 BY: /s/ Colin Sainsbury
                                    -------------------------------
                                 for and on behalf of
                                 Elan Corporation, plc.



                                 SIGNED

                                 BY: /s/ Kevin Insley
                                    -------------------------------
                                 for and on behalf of
                                 Elan International Services, Ltd.



                                 SIGNED

                                 BY: /s/ Bradley J. Carver
                                    -------------------------------
                                 for and on behalf of
                                 SafeScience, Inc.



                                 SIGNED

                                 BY: /s/ Kevin Insley
                                    -------------------------------
                                 for and on behalf of
                                 SafeScience Newco, Ltd.

                                       52